Griffon Corporation Announces Second Quarter Results

NEW YORK, NEW YORK, May 7, 2026 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal 2026 second quarter ended March 31, 2026.

Revenue for the second quarter totaled $421.9 million, a 1% decrease compared to $426.7 million in the prior year quarter, due to decreased volume of 6% primarily driven by residential, partially offset by favorable price and mix of 5% driven by both residential and commercial.

Income from continuing operations totaled $46.9 million, or $1.03 per share, compared to $49.8 million, or $1.06 per share, in the prior year quarter. Excluding all items that affect comparability from both periods, adjusted income from continuing operations (a non-GAAP measure) was $48.1 million, or $1.05 per share, in the current year quarter compared to $49.5 million, or $1.05 per share, in the prior year quarter. For a reconciliation of income from continuing operations to adjusted income from continuing operations (a non-GAAP measure), and earnings per share from continuing operations to adjusted earnings per share from continuing operations (a non-GAAP measure), see the attached table.
Adjusted EBITDA from continuing operations for the second quarter was $97.8 million, a 4% decrease from the prior year quarter of $101.7 million, driven by the decreased revenue noted above, the unfavorable impact of decreased volume on overhead absorption, and increased material costs. For a definition of adjusted EBITDA and a reconciliation of net income to adjusted EBITDA (a non-GAAP measure), see the attached table.

“Our team delivered solid performance this quarter, and Griffon is on track for another strong year," said Ronald J. Kramer, Chairman and CEO of Griffon. "The strategic actions we announced in the quarter to streamline our business into a pure-play building products company are progressing well. Given our first half results, and continued confidence in our outlook, we are maintaining our financial guidance for the fiscal year."

"During our first half, we returned $72 million to shareholders through dividends and share repurchases while maintaining our net debt to EBITDA leverage," continued Mr. Kramer. "We will continue to follow our balanced capital allocation strategy to maintain our strong balance sheet while returning value to our shareholders."

Taxes
The Company reported pre-tax income from continuing operations for the quarters ended March 31, 2026 and 2025, and recognized effective tax rates of 27.8% and 26.3%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended March 31, 2026 and 2025 were 27.7% and 27.8%, respectively.

Balance Sheet and Capital Expenditures
As of March 31, 2026, the Company had cash and equivalents of $109.7 million and total debt outstanding of $1.4 billion, resulting in net debt of $1.3 billion. Leverage, as calculated in accordance with our credit agreement (see the attached table), was 2.4x net debt to EBITDA as of March 31, 2026 compared to 2.6x as of March 31, 2025 and 2.4x as of September 30, 2025. Free cash flow from continuing operations was $100.7 million and capital expenditures, net, were $17.6 million for the six month period ended March 31, 2026. At March 31, 2026, borrowing availability under the revolving credit facility was $436.8 million, subject to certain loan covenants. For a reconciliation and definition of free cash flow from continuing operations (a non-GAAP measure), to net cash provided by operating activities from continuing operations, see the attached table.
Share Repurchases

Share repurchases during the quarter ended March 31, 2026 totaled 0.4 million shares of common stock, for a total of $32.9 million, or an average of $78.03 per share. As of March 31, 2026, $247.0 million remained under the Board authorized share repurchase program. Since April 2023 and through March 31, 2026, the Company purchased 11.5 million shares of common stock or 20.1% of the outstanding shares, for a total of $610.9 million or an average of $53.21 per share.

Strategic Actions Update

On February 5, 2026, Griffon announced entering into a definitive agreement with ONCAP, the mid-market private equity platform of Onex Corporation (TSX:ONEX), to form a joint venture which will include the AMES U.S. and Canada businesses. In addition, Griffon announced the exploration of strategic alternatives for the AMES Australia and United Kingdom businesses, and the combination of Hunter Fan with the Home and Building Products (HBP) segment.

Griffon expects to close the joint venture with ONCAP by the end of June 2026. The strategic process for AMES Australia is active and ongoing, and Griffon is in the process of exiting the United Kingdom. Griffon expects these strategic actions to be completed by the end of the calendar year.

Starting with Griffon’s fiscal second quarter, AMES U.S., Canada, Australia, and UK are reported as discontinued operations, and Griffon reports the financial results of its continuing operations as a single segment.

2026 Outlook

Griffon's fiscal year 2026 outlook is unchanged from the first quarter, and is consistent with the expected contributions from the legacy HBP segment and Hunter Fan as included within Griffon’s guidance provided in November 2025.

Griffon expects fiscal 2026 revenue from continuing operations to be $1.8 billion. Adjusted EBITDA, presented to reflect Griffon's new reporting structure, is expected to be $458 million, excluding certain charges that affect comparability. Free cash flow from continuing operations, including capital expenditures of $50 million, is expected to exceed net income from continuing operations, with depreciation of $27 million and amortization of $15 million. Fiscal year 2026 interest expense is expected to be $93 million, excluding any interest income from the anticipated AMES joint venture. Griffon’s normalized tax rate is expected to be 28%.

Conference Call Information

The Company will hold a conference call today, May 7, 2026, at 8:30 AM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13759508. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Thursday, May 7, 2026, at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International) and entering the conference ID number: 13759508. The replay will be available through Thursday, May 21, 2026, at 11:59 PM ET.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, the industries in which Griffon Corporation (the “Company” or “Griffon”) operates that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” "achieves,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings and improved operational results from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon; the ability of Griffon to expand into new geographic and/or product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as steel, resin and wood, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at Griffon; the potential impact of seasonal variations and uncertain weather patterns; political events or military conflicts that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in economic conditions in the United States ("U.S.") or internationally including inflation, interest rate and currency exchange fluctuations; the reliance on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of certain products; possible terrorist threats and actions and their impact on the global economy; effects of possible IT system failures, data breaches or cyber-attacks; the impact of pandemics on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a leading provider of residential and commercial building products. The Company is the largest North American manufacturer and marketer of garage doors under the Clopay, IDEAL and Holmes brands, and rolling steel door and grille products under the Clopay, Cornell, and Cookson brands. The Company is also a leading provider of residential, industrial, and commercial ceiling fans sold under the Hunter, Casablanca, and Jan Fan brands.

The AMES North America, Australia, and United Kingdom businesses are classified as discontinued operations.

For more information on Griffon, please see the Company’s website at www.griffon.com.

Company Contact            Investor Relations Contact
Brian G. Harris                Tom Cook
EVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8250
IR@griffon.com

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
Revenue	$421,860	$426,684	$876,120	$870,137
Cost of goods and services	229,871	228,337	475,398	460,403
Gross profit	191,989	198,347	400,722	409,734

Selling, general and administrative expenses	104,643	107,461	213,963	214,507
Income from continuing operations	87,346	90,886	186,759	195,227

Other income (expense)
Interest expense	(21,137)	(23,857)	(43,130)	(48,695)
Interest income	4	241	241	339
Loss from debt extinguishment	—	—	(556)	—
Other, net	(1,238)	317	(2,616)	586
Total other expense, net	(22,371)	(23,299)	(46,061)	(47,770)

Income before taxes from continuing operations	64,975	67,587	140,698	147,457
Provision for income taxes from continuing operations	18,038	17,782	38,189	38,516
Income from continuing operations	$46,937	$49,805	$102,509	$108,941

Discontinued operations:
Income (loss) from operations of discontinued operations	$(37,770)	$11,050	$(23,527)	$28,600
Provision (benefit) for income taxes	(10,151)	4,093	(4,723)	9,928
Income (loss) from discontinued operations	(27,619)	6,957	(18,804)	18,672
Net income	$19,318	$56,762	$83,705	$127,613

Basic earnings per common share:
Income from continuing operations	$1.05	$1.09	$2.30	$2.39
Income (loss) from discontinued operations	(0.62)	0.15	(0.42)	0.41
Basic earnings per common share	$0.43	$1.24	$1.88	$2.80

Basic weighted-average shares outstanding	44,616	45,658	44,636	45,598

Diluted earnings per common share:
Income from continuing operations	$1.03	$1.06	$2.24	$2.31
Income (loss) from discontinued operations	(0.60)	0.15	(0.41)	0.40
Diluted earnings per common share	$0.42	$1.21	$1.83	$2.70

Diluted weighted-average shares outstanding	45,690	46,900	45,727	47,226

Dividends paid per common share	$0.22	$0.18	$0.44	$0.36

Net income	$19,318	$56,762	$83,705	$127,613
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	1,020	2,970	4,621	(17,048)
Pension and other post retirement plans	1,927	541	3,855	596
Change in cash flow hedges	(773)	(1,094)	(1,750)	1,170
Total other comprehensive income (loss), net of taxes	2,174	2,417	6,726	(15,282)
Comprehensive income, net	$21,492	$59,179	$90,431	$112,331

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	March 31, 2026	September 30, 2025
CURRENT ASSETS
Cash and equivalents	$109,672	$99,045
Accounts receivable, net of allowances of $5,999 and $5,641	200,906	196,957
Inventories	184,163	171,747
Prepaid and other current assets	39,308	42,079
Assets of discontinued operations held for sale	695,755	735,816
Total Current Assets	1,229,804	1,245,644
PROPERTY, PLANT AND EQUIPMENT, net	202,637	195,950
OPERATING LEASE RIGHT-OF-USE ASSETS	68,355	53,041
GOODWILL	191,253	191,253
INTANGIBLE ASSETS, net	349,975	363,955
OTHER ASSETS	24,249	26,191
Total Assets	$2,066,273	$2,076,034

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$8,018	$8,033
Accounts payable	84,805	57,663
Accrued liabilities	92,643	114,628
Current portion of operating lease liabilities	17,232	15,473
Liabilities of discontinued operations held for sale	226,923	250,390
Total Current Liabilities	429,621	446,187
LONG-TERM DEBT, net	1,394,836	1,404,276
LONG-TERM OPERATING LEASE LIABILITIES	55,201	40,453
OTHER LIABILITIES	92,168	111,146
Total Liabilities	1,971,826	2,002,062
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	94,447	73,972
Total Liabilities and Shareholders’ Equity	$2,066,273	$2,076,034

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES - CONTINUING OPERATIONS:
Net income	$83,705	$127,613
Net (income) loss from discontinued operations	18,804	(18,672)
Income from continuing operations	102,509	108,941
Adjustments to reconcile net income to net cash provided by operating activities - continuing operations:
Depreciation and amortization	19,581	19,091
Stock-based compensation	13,758	11,262
Provision (recovery) for losses on accounts receivable	216	(309)
Amortization of debt discounts and issuance costs	2,008	2,053
Loss from debt extinguishment	556	—
Pension and other post-retirement non-cash charges	3,940	570
Deferred income tax provision (benefit)	(124)	—
Change in assets and liabilities:
Increase in accounts receivable	(1,984)	(5,757)
Increase in inventories	(12,537)	(11,096)
Decrease in prepaid and other assets	797	6,463
Increase (decrease) in accounts payable, accrued liabilities and other liabilities	(9,899)	9,434
Other changes	(507)	(955)
Net cash provided by operating activities - continuing operations	118,314	139,697
CASH FLOWS FROM INVESTING ACTIVITIES - CONTINUING OPERATIONS:
Acquisition of property, plant and equipment	(17,652)	(25,938)
Other, net	—	137
Net cash used in investing activities - continuing operations	(17,652)	(25,801)
CASH FLOWS FROM FINANCING ACTIVITIES - CONTINUING OPERATIONS:
Dividends paid	(21,218)	(23,441)
Purchase of shares for treasury	(64,459)	(121,453)
Proceeds from long-term debt	50,000	63,000
Payments of long-term debt	(62,012)	(52,011)
Other, net	(69)	(27)
Net cash used in financing activities - continuing operations	(97,758)	(133,932)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities	10,913	19,437
Net cash provided by (used in) investing activities	(2,148)	12,341
Net cash used in financing activities	(60)	(68)
Net cash provided by discontinued operations	8,705	31,710
Effect of exchange rate changes on cash and equivalents	(982)	1,709
NET INCREASE IN CASH AND EQUIVALENTS	10,627	13,383
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	99,045	114,438
CASH AND EQUIVALENTS AT END OF PERIOD	$109,672	$127,821
Supplemental Disclosure of Non-Cash Flow Information:
Capital expenditures in accounts payable	$2,035	$1,150

Griffon uses adjusted income from continuing operations, and the related adjusted earnings per share from continuing operations as key metrics in evaluating performance. These key metrics are non-GAAP measures that exclude the impact of retirement plan events, non-cash impairment charges, loss from debt extinguishment, acquisition related expenses and discrete and certain other tax items, as well as other items that may affect comparability, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of net income to income from continuing operations, to adjusted income from continuing operations and earnings per share from continuing operations, to adjusted earnings per share from continuing operations:

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2026	2025	2026	2025
(in thousands, except per share data)	(Unaudited)

Net income	$19,318	$56,762	$83,705	$127,613
Less: Income (loss) from discontinued operations	(27,619)	6,957	(18,804)	18,672
Income from continuing operations	46,937	49,805	102,509	108,941

Adjusting items:
Impact of retirement plan events(1)	1,609	—	3,218	—
Loss from debt extinguishment	—	—	556	—
Strategic review - retention and other	—	889	—	1,778
Tax impact of above items(2)	(384)	(219)	(900)	(439)
Discrete and certain other tax provisions (benefits), net(3)	(14)	(1,006)	215	(1,134)

Adjusted income from continuing operations	$48,148	$49,469	$105,598	$109,146

Earnings per common share from continuing operations	$1.03	$1.06	$2.24	$2.31

Adjusting items, net of tax:
Impact of retirement plan events(1)	0.03	—	0.05	—
Loss from debt extinguishment	—	—	0.01	—
Strategic review - retention and other	—	0.01	—	0.03
Discrete and certain other tax provisions (benefits), net(3)	—	(0.02)	—	(0.02)

Adjusted earnings per common share from continuing operations	$1.05	$1.05	$2.31	$2.31

Diluted weighted-average shares outstanding	45,690	46,900	45,727	47,226

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.

(1) For the three and six months ended March 31, 2026, the impact of retirement plan events relates to non-cash charges of $1.6 million and $3.2 million included in Other, net associated with the establishment of a retiree medical plan. The Company will recognize a non-cash charge related to such plan of $5.4 million ratably over the first 10 months of fiscal 2026.

(2) The tax impact for the above reconciling adjustments from GAAP net income to non-GAAP adjusted income from continuing operations, and the related adjusted EPS from continuing operations, is determined by comparing the Company's tax provision, including the reconciling adjustments, to the tax provision excluding such adjustments.

(3) Discrete and certain other tax provisions (benefits) primarily relate to the impact of a rate differential between the statutory and annual effective tax rates on items impacting the quarter.

Griffon uses adjusted EBITDA as a key metric in evaluating performance. Adjusted EBITDA, a non-GAAP measure, is defined as income before taxes from continuing operations, excluding interest income and expense, depreciation and amortization, strategic review charges, and non-cash impairment charges, as well as other items that may affect comparability, as applicable. Griffon believes this information is useful to investors. The following tables provides a reconciliation of net income to adjusted EBITDA:

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
(in thousands)	2026	2025	2026	2025
Net income	$19,318	$56,762	$83,705	$127,613
Less: Income (loss) from discontinued operations	(27,619)	6,957	(18,804)	18,672
Income from continuing operations	46,937	49,805	102,509	108,941
Net interest expense	21,133	23,616	42,889	48,356
Depreciation and amortization	10,063	9,593	19,581	19,091
Provision for income taxes	18,038	17,782	38,189	38,516
Impact of retirement plan events	1,609	—	3,218	—
Loss from debt extinguishment	—	—	556	—
Strategic review - retention and other	—	889	—	1,778
Adjusted EBITDA, continuing operations	$97,780	$101,685	$206,942	$216,682
Griffon believes free cash flow ("FCF", a non-GAAP measure) from continuing operations is a useful measure for investors because it demonstrates the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends. FCF from continuing operations is defined as net cash provided by operating activities from continuing operations less capital expenditures, net of proceeds. The following table provides a reconciliation of net cash provided by operating activities from continuing operations to FCF from continuing operations:

	For the Six Months Ended March 31,
(in thousands)	2026	2025
Net cash provided by operating activities - continuing operations	$118,314	$139,697
Acquisition of property, plant and equipment	(17,652)	(25,938)
FCF - continuing operations	$100,662	$113,759

Net debt to EBITDA (Leverage ratio), a non-GAAP measure, is a key financial measure that is used by management to assess the borrowing capacity of the Company. The Company has defined its net debt to EBITDA leverage ratio as net debt (total principal debt outstanding net of cash and equivalents) divided by the sum of trailing twelve-month (“TTM”) adjusted EBITDA (as defined above) and TTM stock-based compensation expense. The following table provides a calculation of our net debt to EBITDA leverage ratio as calculated per our credit agreement:

(in thousands)	March 31, 2026
Cash and equivalents	$109,672
Notes payable and current portion of long-term debt	$8,018
Long-term debt, net of current maturities	1,394,836
Debt discount/premium and issuance costs	8,939
Total gross debt - continuing basis	1,411,793
Discontinued operations	332
Total gross debt including discontinued operations	$1,412,125
Debt, net of cash and equivalents	$1,302,453

TTM adjusted EBITDA	$519,677
TTM stock-based compensation, including discontinued operations	27,828
TTM EBITDA, per debt compliance(1)	$547,505

Leverage ratio	2.4x
______________________________
(1) Griffon defines EBITDA per bank compliance as operating results including discontinued operations and excluding interest income and expense, income taxes, depreciation and amortization, restructuring charges, debt extinguishment, net and acquisition related expenses, as well as other items that may affect comparability, as applicable, plus stock based compensation. See following table for calculation of TTM EBITDA, per debt compliance for the six months ended March 31, 2026. For the six months ended March 31, 2025 and year ended September 30, 2025, see the Company's previously reported earnings releases on Form 8-K furnished to the SEC.

The following table provides a reconciliation of adjusted EBITDA including stock-based compensation to TTM EBITDA, per debt compliance:

	Year ended September 30,	For the Six Months Ended March 31,		TTM March 31,
(in thousands)	2025(1)	2026(2)	2025(1)	2026

Adjusted EBITDA	$522,293	$247,101	$249,717	$519,677
Add: Stock-based compensation expense	25,483	14,238	11,893	27,828
EBITDA, per debt compliance	$547,776	$261,339	$261,610	$547,505

_________________________________
(1) As previously reported in the Company's earnings release on Form 8-K furnished to the SEC.
(2) The following table provides a reconciliation of adjusted EBITDA from continuing operations, including stock compensation to EBITDA, per debt compliance for the six months ended March 31, 2026:

For the Six Months Ended March 31,
(in thousands)	2026

Adjusted EBITDA:
Continuing operations	$206,942
Discontinued operations	40,159
Total	$247,101

Stock-based Compensation:
Continuing operations	13,758
Discontinued operations	480
Total	14,238

EBITDA, per debt compliance	$261,339

The following tables provide a reconciliation of selling, general and administrative expenses for items that affect comparability for the three and six months ended March 31, 2026 and 2025:

	For the Three Months Ended March 31.		For the Six Months Ended March 31,
(in thousands)	2026	2025	2026	2025
Selling, general and administrative expenses, as reported	$104,643	$107,461	$213,963	$214,507
% of revenue	24.8%	25.2%	24.4%	24.7%
Adjusting items:
Strategic review - retention and other	—	(889)	—	(1,778)
Selling, general and administrative expenses, as adjusted	$104,643	$106,572	$213,963	$212,729
% of revenue	24.8%	25.0%	24.4%	24.4%